Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
(970) 493-7272, Ext. 4105

Heska Announces Q109 Results

Company Generates Over $1 Million in Operating Income

LOVELAND, CO, April 28, 2009 -- Heska Corporation (NASDAQ: HSKA, "Heska" or the "Company") today reported financial results for its first quarter ended March 31, 2009.

"We are pleased we were able to grow our Core Companion Animal Health revenue and report a profitable quarter in these difficult economic conditions. We were able to increase our overall gross margin as compared to last year despite significantly lower revenue and gross margin in our Other Vaccines, Pharmaceuticals and Products segment," said Robert Grieve, Heska's Chairman and CEO. "In addition, we were able to reduce our operating expenses by over $1.5 million, a result of our restructuring in late 2008 and continued disciplined expense control by our operating team."

Investor Conference Call

Management will conduct a conference call on Tuesday, April 28, 2009 at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the first quarter 2009 financial results. To participate, dial (800) 866-5341 (domestic) or (303) 262-2053 (international); the conference call access number is 11130549. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until May 12, 2009. The telephone replay may be accessed by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international). The webcast replay may be accessed from Heska's home page at www.heska.com until May 12, 2009.

About Heska

Heska Corporation (NASDAQ: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska's state-of-the-art offerings to its customers include diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines. The company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians. For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements

This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes. In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties regarding overall economic conditions, the effect of these conditions on Heska's business and Heska's accuracy in predicting these and related matters; risks regarding Heska's reliance on third-party suppliers, which is substantial and could have significant negative consequences if Heska were to lose exclusive rights or access to a product due to a supplier decision or for other reasons; uncertainties regarding Heska's ability to generate profits in future periods, including uncertainties regarding Heska's ability to increase revenue and gross margins and control operating expenses; risks regarding Heska's ability to successfully market, sell and distribute its products; uncertainties regarding Heska's reliance on third parties to whom Heska has granted substantial marketing rights to certain of Heska's existing products; competition, including uncertainties regarding the impact of new products competitors have recently launched or may launch in the future; the level of Heska's fixed expense, which is significant, and the corresponding cash flow and liquidity-related risks resulting from unanticipated revenue and gross margin shortfalls; uncertainties related to Heska's ability to maintain its listing on the Nasdaq Capital Market; uncertainties related to Heska's ability to obtain access to capital in the future if required to sustain its business; risks related to Heska's reliance on third parties for products Heska may intend to introduce in the future; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K for the year ended December 31, 2008.

Financial Table Follows:

Consolidated Statements of Operations

In Thousands, Except per Share Amounts

(unaudited)

	Three Months Ended March 31,
	2008	2009
Revenue, net:
Core companion animal health	$17,637	$18,137
Other vaccines, pharmaceuticals and products	4,281	2,004
Total revenue, net	21,918	20,141

Cost of revenue	14,182	12,768

Gross profit	7,736	7,373

Operating expenses:
Selling and marketing	4,922	3,758
Research and development	539	446
General and administrative	2,498	2,152
Total operating expenses	7,959	6,356
Operating income (loss)	(223)	1,017
Interest and other expense, net	166	165
Income (loss) before income taxes	(389)	852
Income tax expense (benefit)	(163)	392
Net income (loss)	$(226)	$460

Basic net income (loss) per share	$(0.00)	$0.01
Diluted net income (loss) per share	$(0.00)	$0.01

Shares used for basic net income (loss) per share	51,481	52,011

Shares used for diluted net income (loss) per share	51,481	52,011

Balance Sheet Data

In Thousands (unaudited)

	December 31, 2008	March 31, 2009
Cash and cash equivalents	$4,705	$4,405
Total current assets	31,290	31,278
Total assets	70,438	69,538
Line of credit	11,042	10,046
Current portion of long-term debt and capital leases	770	767
Total current liabilities	22,228	21,179
Long-term debt and capital leases	381	190
Stockholders' equity	42,523	42,864

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